Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated April 8, 2016, relating to the consolidated financial statements of Baozun Inc., its subsidiaries and variable interest entity and the financial statement schedule of Baozun Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the translation of Renminbi amounts into United States dollar amounts for the convenience of readers in the United States of America), appearing in the Annual Report on Form 20-F of Baozun Inc. for the year ended December 31, 2015.

We also consent to the reference to us under the heading “Experts” in the prospectus, which is part of such Registration Statement.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai, China
November 25, 2016